Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Announces March 31, 2021 Assets Under
Management, Assets Under Administration and Advisor Count

Overland Park, KS, April 13, 2021 – Waddell & Reed Financial, Inc. (NYSE: WDR) today reported preliminary assets under management (“AUM”) of $76.0 billion on March 31, 2021, compared to $75.5 billion on February 28, 2021. AUM includes assets invested in our affiliated mutual fund products, institutional separate accounts and collective investment trusts.

AUM
($ in Millions)
	Preliminary
	Month Ended March 31, 2021
	Retail	Institutional	Total
Beginning AUM	$71,950	$3,595	$75,545
Net flows	(259)	158	(101)
Market action	572	13	585
Ending AUM	$72,263	$3,766	$76,029

Preliminary assets under administration (“AUA”) were $70.8 billion on March 31, 2021, compared to $69.7 billion on December 31, 2020. AUA includes both client assets invested in our affiliated mutual funds and in other companies’ products that are distributed through Waddell & Reed, Inc. and held in direct to fund accounts, brokerage accounts or within our fee-based advisory programs.

AUA and Advisors
($ in Millions, except advisor data)
	Preliminary
	Quarter Ended March 31, 2021
	Advisory	Non-advisory	Total
Ending AUA	$34,418	$36,431	$70,849
Net new AUA[1]	$501	$(619)	$(118)

Advisors and advisor associates			1,298

[1]Net new AUA are calculated as total client deposits and net transfers less client withdrawals.
Client deposits include dividends and interest.

Cautionary Statement

The preliminary information included in this news release reflects management's estimate based on currently available information. Estimates are subject to change. Accordingly, you should not place undue reliance upon this preliminary information.

Contacts

Investor Contact:

Mike Daley, VP, Chief Accounting Officer & Investor Relations, (913) 236-1795, mdaley1@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyinvestments.com.

About the Company

Through its subsidiaries, Waddell & Reed Financial, Inc. has provided investment management and wealth management services to clients throughout the United States since 1937. Today, we distribute our investment products through the unaffiliated channel under the IVY INVESTMENTS® brand (encompassing broker/dealer, retirement, and registered investment advisors), our wealth management channel (through independent financial advisors associated with WADDELL & REED, INC.), and our institutional channel (including defined benefit plans, pension plans, endowments and subadvisory relationships).  For more information, visit ir.waddell.com.